Exhibit 4.2

FIRST AMENDMENT TO THE

ON SEMICONDUCTOR CORPORATION

AMENDED AND RESTATED

EXECUTIVE DEFERRED COMPENSATION PLAN

Effective December 13, 1999, ON Semiconductor (the “Company”) adopted the ON Semiconductor Executive Deferred Compensation Plan. The Plan was subsequently amended and restated as the ON Semiconductor Amended and Restated Executive Deferred Compensation Plan (“Plan”) on March 8, 2000. By this instrument, the company desires to amend the Plan to transition into the Plan those executives who formerly participated in the Cherry Semiconductor Corporation Deferred Compensation Program.

1. This Amendment shall amend only those provisions specified herein and those provisions not amended hereby shall remain in full force and effect.

2. Effective September 19, 2000, Section 3.1 of the Plan is amended by adding the following language after the third sentence:

“Notwithstanding the foregoing, effective as of September 19, 2000, any employee of the Company or an Affiliate who was a participant in the Cherry Semiconductor Corporation Deferred Compensation Plan (“Cherry Plan”) shall be eligible to participate in the Plan.”

3. Effective September 19, 2000, Section 6.2 of the Plan is hereby amended by adding the following language at the end of Section 6.2:

“Each Participant who was a participant in the Cherry Plan shall have an Account balance as of September 19, 2000, equal to the Participant’s account balance under the Cherry Plan as of September 19, 2000.”